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                                                                    Exhibit 10.6


                            Cruise Line Holdings Co.
                           c/o Berkshire Partners LLC
                                One Boston Place
                           Boston, Massachusetts 02108



September 17, 1998

Mr. Jerry Chafetz
c/o On-Board Media, Inc.
960 Alton Road
Miami Beach, FL  33139

Dear Mr. Chafetz:

         I am pleased to offer you the position of Senior Vice President of On-Board Media, Inc., Cruise Management International, Inc. and Boxer Media, Inc. (the "Companies"), starting upon the consummation of the purchase of the Companies by Miami Cruiseline Services Holdings I B.V. and contribution of the Companies to Cruise Line Holdings Co. (the "Parent").

1.       Salary / Benefits

         If you accept this offer, your initial aggregate salary will be at the rate of $250,000 per year, less applicable legal deductions, payable in accordance with the regular payroll practices of the Companies and subject to increase from time to time in the discretion of the Board of Directors of the Parent (the "Parent Board"). You will also be eligible to participate in any bonus plan established by the Parent for employees in positions comparable to yours, as such plan may be, as in effect from time to time.

         During employment, you will be entitled to participate in all employee benefit plans from time to time in effect for employees of the Parent generally (including a 401(k) plan), except to the extent such plans are duplicative of benefits otherwise provided you under this agreement. Your participation will be subject to the terms of the applicable plan documents and generally applicable Parent policies. Your earning and use of vacation time shall be subject to the generally applicable policies of the Parent.
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         During employment, the Companies will provide you with group life and health insurance protection to the same extent that protection is made available to the Parent's other executive employees.

2.       Position / Duties

         You will be expected to devote your full business time and your best professional efforts to the performance of your duties and responsibilities for the Companies and to abide by all Parent and Companies' policies and procedures, as in effect from time to time. As Senior Vice President of the Companies, your responsibilities will include those inherent to your position and such other duties commensurate with those positions and generally consistent with your current duties as may be assigned to you from time to time.

3.       Confidential Information

         During the course of your employment, you will learn of Confidential Information, as defined below, and you may develop Confidential Information, as defined below, on behalf of the Parent and the Companies. You agree that, except as required by applicable law or for the proper performance of your duties and responsibilities to the Parent and the Companies, you will never use on behalf of or disclose to any Person other than the Parent and the Companies, any Confidential Information obtained by you incident to your employment and other associations with the Parent or the Companies or any of their Subsidiaries or predecessors. You understand that this restriction shall continue to apply after your employment terminates, regardless of the reason for such termination.

4.       Non-Solicitation and Non-Competition

         You acknowledge that in your employment with the Companies you will have access to Confidential Information that is sensitive and which, if disclosed, would assist in competition against the Parent, the Companies and their Subsidiaries. You agree that the following restrictions on your activities during and after your employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Parent, the Companies and their Subsidiaries.

         While you are employed by the Companies and during the twelve months immediately following termination of your employment (the "Non-Competition Period"), you shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Parent, the Companies or any of their Subsidiaries anywhere in the world or undertake any planning for any business competitive with the business that the Parent, the Companies or any of their

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Subsidiaries are engaged in (or actively planning to engage in) as the time of termination of your employment. Specifically, but without limiting the foregoing, you agree not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, with or without compensation, to any Person in competition with the Parent, the Companies or any of their Subsidiaries. The foregoing shall not prevent you from owning not more than five percent (5%) of the voting stock of any publicly held corporation.

         You agree that, during the Non-Competition Period, you will not (A) hire any employee of the Parent, the Companies or any of their Subsidiaries or seek to persuade any employee of the Parent, the Companies or any of their Subsidiaries to discontinue employment, (B) solicit or encourage any customer of the Parent, the Companies or any of their Subsidiaries, as defined below, or any other entity to whom the Parent, the Companies or any of their Subsidiaries provides services or any entity or independent contractor providing services to the Parent, the Companies or any of their Subsidiaries to terminate or diminish its relationship with the Parent, the Companies or any of their Subsidiaries or
(C) to solicit or encourage any customer of Parent, the Companies or any of their Subsidiaries or whose business the Parent, the Companies or any of their Subsidiaries have actively sought within the twelve months preceding termination of your employment, to conduct with anyone else any business or activity that such customer or business conducts or could conduct with the Parent, the Companies or any of their Subsidiaries.

         In signing this agreement, you give the Parent assurance that you have carefully read and considered all the terms and conditions of this agreement, including the restraints imposed on you under this paragraph 4. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Parent, the Companies and their Subsidiaries and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in this paragraph 4, the damage to the Parent, the Companies and their Subsidiaries would be irreparable. You therefore agree that the Parent and the Companies, in addition to any other remedies available to them, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond. You and the Parent and the Companies further agree that, in the event that any provision of this paragraph 4 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Parent's Subsidiaries shall have the right to enforce all of your obligations to that Subsidiary under this agreement, including without limitation pursuant to this paragraph 4.

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5.       Termination

         Your employment under this agreement shall continue until terminated pursuant to this paragraph 5.

                  a. The Parent may terminate your employment at any time other than for Cause upon notice to you. The Parent may terminate your employment for Cause upon notice to you setting forth in reasonable detail the nature of the Cause. The following, as determined by the Parent in its reasonable judgment shall constitute "Cause" for termination: (i) your having been convicted of, or your having pleaded guilty or nolo contendere to, any felony (other than a conviction arising solely under a statutory provision imposing criminal liability on you on a per se basis due to the position you hold, so long as any act or omission with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Parent Board or the Companies' Boards of Directors); (ii) your having willfully failed or having refused to perform, or material negligence in the performance of your duties to the Parent, the Companies or any of their Subsidiaries (other than as a result of illness or disability), it being understood that the Companies' failure to achieve their business plans or projections shall not itself be considered a failure or refusal to perform duties; (iii) your material breach of this agreement or any other agreement between you and the Parent, the Companies or any of their Subsidiaries; or (iv) other conduct by you that is materially harmful to the business, interests or reputation of the Parent, the Companies or any of their Subsidiaries.

                  b. You may resign your employment at any time upon sixty days' prior written notice to the Parent. The Parent may elect to accept your resignation prior to the expiration of the notice period but, in that event, the Companies shall pay you your base salary for the remainder of the notice period, to a maximum of sixty days' pay.

                  c. This agreement will automatically terminate in the event of your death during employment. In the event you become disabled during employment and, as a result, are unable to continue to perform substantially all of your duties and responsibilities under this agreement, the Companies will continue to pay you your base salary and to provide you benefits in accordance with paragraph 2.d above for up to twelve weeks of disability during any period of three hundred and sixty-five consecutive calendar days. If you are unable to return to work after twelve weeks of disability, the Parent may terminate your employment, upon notice to you. If any question shall arise as to whether you are disabled to the extent that you are unable to perform substantially all of your duties and responsibilities for the Parent, the Companies and their Subsidiaries, you shall, at the Parent's request, submit to a medical examination by a physician selected by the Parent to whom you or your guardian, as applicable, has no reasonable objection to determine whether you are so disabled and such determination

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shall for the purposes of this agreement be conclusive of the issue. If such a question arises and you fail to submit to the requested medical examination, the Parent's determination of the issue shall be binding on you.

6.       Severance Payments

                  a. In the event of termination of your employment by the Parent other than for cause pursuant to the first sentence of paragraph 5a, the Companies will provide you severance pay for a period of twelve months. Also, during any period in which you are receiving severance pay under this paragraph 6.a or, if less, until you become eligible for coverage under the health plan of another employer, the Companies will waive the premium cost of your continued participation and that of your eligible dependents in its group health plan, provided that you and your dependents are eligible to, and do, continue your participation under the applicable federal law known as COBRA, or any successor law. In addition, the Company will pay you any bonus to which you are entitled in accordance with paragraph 1 above, prorated to the date of termination and payable at the time such bonuses are payable to Company executives generally. In addition to the foregoing, the Company will pay you on the date of termination any base salary earned but not paid through the date of termination and any vacation pay accrued but not used to that date. The obligation of the Companies to provide you severance and bonus payments and to waive group health insurance premiums under this paragraph 6.a is conditioned, however, upon your execution of a general release of claims in a form satisfactory to the Parent and the Companies (the "Employee Release").

                  b. In the event of your resignation or the termination of your employment by the Parent for "cause," the Companies will pay you any base salary earned but not paid through the date of termination and any vacation pay accrued but not used to that date. All payments, salary and other benefits hereunder shall cease at the effective date of termination. The Parent, the Companies and their Subsidiaries shall have no obligation to you for bonus or severance payments. As in the case of any other termination, your obligations under paragraph 4 will remain in full force and effect in accordance with their terms.

                  c. Severance payments under paragraph 6.a will be in the form of salary continuation, at the base salary rate in effect on the date of termination, and shall be payable in accordance with the normal payroll practices of the Companies. Payments will begin at the Companies' next regular payroll period following the effective date of the Employee Release, but shall be retroactive to the date of termination. Notwithstanding anything else contained in this agreement, no bonus payment will be due and payable under paragraph 6.a until the next regular Companies payday following the effective date of the Employee Release. Except for any right you may have under the

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federal law known as "COBRA" to continue participation in the Companies' group health plan, benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment, without regard to any continuation of base salary or other payment to you following termination.

                  d. Provisions of this agreement shall survive termination if so provided in this agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under paragraph 4 of this agreement. The obligation of the Companies to make payments to you under this paragraph 6 is expressly conditioned upon your continued full performance of obligations under paragraph 4 hereof. Upon termination by either you or the Parent, all rights, duties and obligations of you and the Parent, the Companies and their Subsidiaries, collectively, to each other shall cease, except as otherwise expressly provided in this agreement.

7.       Intellectual Property

         You agree to promptly and fully disclose all Intellectual Property (as hereinafter defined), to the Parent and Companies. You hereby assign and agree to assign to the Companies (or as otherwise directed by the Parent) your full right, title and interest in and to all Intellectual Property. You agree to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Parent or Companies to assign the Intellectual Property to the Companies and to permit the Companies to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. You agree not to charge the Parent, the Companies or their Subsidiaries for time spent in complying with these obligations. All copyrightable works that you create shall be considered "work made for hire". Your obligation to assign your rights to Intellectual Property under this provision shall not apply, however, to any invention (i) that you develop on your own time, without using the Parent's, the Companies' or their Subsidiaries' equipment, supplies, facilities or trade secret information, unless such invention relates at the time of conception or reduction to practice of the invention to the Parent's, the Companies' or their Subsidiaries' business or to the actual or demonstrably anticipated research or development of the Parent's, the Companies' or their Subsidiaries' or results from any work performed by you for the Parent's, the Companies' or their Subsidiaries' or (ii) that, under applicable law, you may not be required to assign to the Parent's, the Companies' or their Subsidiaries'.



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8.       Definitions

         For purposes of this agreement, the following definitions apply:

         "Confidential Information" means any and all information of the Parent, the Companies or their Subsidiaries that is not generally known by others with whom any of them competes or does business or with whom any of them plans to compete or do business. Confidential information includes, without limitation, information relating to (i) the products and services, technical data, methods and processes of the Parent, the Companies or their Subsidiaries, (ii) their marketing activities and strategic plans, (iii) their costs and sources of supply, (iv) the identity and special needs of the customers and prospective customers of the Parent, the Companies or their Subsidiaries, (v) the people and organizations with whom the Parent, the Companies or their Subsidiaries have business relationships and those relationships. Confidential Information also includes any information received by the Parent, the Companies or their Subsidiaries from any Person with any understanding, express or implied, that it would not be disclosed.

         "Intellectual Property" means the entire right, title and interest in and to all proprietary rights of every kind and nature, including patents, copyrights, trademarks, trade secrets, processes, know-how, procedures, formula and proprietary information, all applications for any of the foregoing, and any license or agreements granting rights related to the foregoing (i) applicable to or existing in any products of the Parent, the Companies or their Subsidiaries; or (ii) that are otherwise used in, proposed to be used in or necessary to the development, manufacture, sales, marketing or testing of any products of the Parent, the Companies or their Subsidiaries.

         "Person" means an individual, a corporation, an association, a partnership, an estate, a trust, any other entity or organization, other than the Parent, the Companies or any of their Subsidiaries.

         "Subsidiary" shall mean any individual, partnership, corporation, association, trust, joint venture, unincorporated organization or other entity, and any government, governmental department or agency or political subdivision thereof of which any Company (or other specified Person) shall own directly or indirectly through a Subsidiary, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) presently entitled to vote generally or at least a majority of the partnership, joint venture or similar interests, or in which any Company (or other specified Person) is a general partner or joint venturer without limited liability.



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9.       Miscellaneous

         This agreement is expressly conditioned upon the consummation of the purchase of all of the issued and outstanding capital stock of On Board Media, Inc., Cruise Management International, Inc. and Boxer Media, Inc. by Parent.

         None of you, the Parent or the Companies may make any assignment of this agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided however, that the Parent or the Companies may assign their rights and obligations under this agreement without your consent (i) to any Subsidiary, and (ii) in the event that the Parent or the Companies shall hereafter affect a reorganization, consolidate with, or merge into any Person or transfer all or substantially all of its properties or assets to any Person, provided that any assignment by the Companies shall require the approval of the Parent. This Agreement shall inure to the benefit of and be binding upon you, the Parent and the Companies, and each of our respective successors, executors, administrators, heirs and permitted assigns.

         If any portion or provision of this agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this agreement shall be valid and enforceable to the fullest extent permitted by law.

         This agreement sets forth the entire agreement between you and the Parent and the Companies and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment. This agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Parent Board. This is a Florida contract and shall be governed and construed in accordance with the laws of the State of Florida, without regard to the conflict of laws principles thereof.

         Any notices provided for in this agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid or sent via Federal Express (or comparable overnight delivery service) or facsimile and addressed to you at your last known address on the books of the Companies or, in the case of the Parent or the Companies, to them at their respective principal places of business, attention of Managing Director with a copy to Berkshire Partners, LLC, or to such other address as either party may specify by notice to the other actually received.


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         If the foregoing is acceptable to you, please sign the enclosed copy of this letter in the space provided and return it to me no later than September
__, 1998, at which time this letter and that copy will take effect as a binding agreement between you and the Company on the basis set forth above.

Sincerely yours,

CRUISE LINE HOLDINGS CO.                               Accepted and Agreed

By: /s/ Bradley Bloom                                  By:  /s/Jerry Chafetz
                                                               Jerry Chafetz
Date:  9/17/98


ON-BOARD MEDIA, INC.

By: /s/ Philip Levine

Date:  9/17/98


CRUISE MANAGEMENT INTERNATIONAL, INC.

By: /s/ Philip Levine

Date:  9/17/98


BOXER MEDIA, INC.

By: /s/ Philip Levine

Date:  9/17/98

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